Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on January 8, 2026

Registration Statement No. 333-275606-08

$1,230,870,000 GM Financial Consumer Automobile Receivables Trust (GMCAR) 2026-1

Jt-Leads: BofA (struc), DB, Scotia, Wells

Co-Mgrs: Academy, CIBC, MUFG, RBC

CL	AMT ($MM)	WAL	M/S	P.WIN	E.FIN	L.FIN	BENCH	Spread	YLD	CPN	$PX
=============================================================================================================

A-1	214.170	0.25	P-1/A-1+	1-6	7/26	1/27	I-CRV	+14	3.737	3.737	100.00000

A-2A	291.110	1.10	Aaa/AAA	6-21	10/27	3/29	I-CRV	+32	3.800	3.770	99.99968

A-2B	165.000	1.10	Aaa/AAA	6-21	10/27	3/29	SOFR30a	+32			100.00000

A-3	456.110	2.61	Aaa/AAA	21-44	9/29	5/31	I-CRV	+35	3.875	3.840	99.98985

A-4	83.900	3.88	Aaa/AAA	44-47	12/29	6/32	I-CRV	+38	4.010	3.970	99.97517

B	20.580	3.92	Aa2/AA	47-47	12/29	6/32	I-CRV	+55	4.184	4.140	99.97109

C	19.280	—————RETAINED—————

============================================================================================================

Bill & Deliver: BofA	Offered Size: $1,230,870,000
Expected Ratings: Moody’s, S&P	BBG Ticker: GMCAR 2026-1	SSAP: GCR261
ERISA Eligible: Yes	Format: SEC Registered
Expected Settle: 1/14/26	Min Denoms: $1k x $1k
First Pay: 2/17/26	RR Compliance: US – Yes, EU – No
CUSIPs: A-1 362970 AA3	Pricing Speed: 1.3% ABS to 10% Clean-Up Call
A-2A 362970 AB1	Intexnet: basgmar261-up ABAJ
A-2B 362970 AG0	https://dealroadshow.com/e/GMCAR261
A-3 362970 AC9
A-4 362970 AD7
B 362970 AE5

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.